Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the JDS FITEL, Inc. Stock Option Plan of our reports dated January 7, 1999 (except for the first paragraph under "Basis of Presentation" in Note 1, as to which the date is April 23, 1999) with respect to the consolidated financial statements of Uniphase Corporation and the related financial statement schedule included in its Current Report on Form 8-K/A dated April 28, 1999, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP




San Jose, California
June 25, 1999